UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2009
JDA Software Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27876	86-0787377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14400 North 87th Street Scottsdale, Arizona (Address of principal executive offices)	85260-3649 (Zip Code)
(480) 308-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On September 8, 2009, after evaluation and upon the approval of the Company’s Audit Committee, the Company entered into a Stock Purchase Agreement with Thoma Cressey Fund VII, LP and Thoma Cressey Friends Fund VII, LP, each a Delaware limited partnership, pursuant to which the Company agreed to repurchase 19,472 shares of its Series B Convertible Preferred Stock, which shares are convertible into 1,403,387 shares of the Company’s common stock, and 100,000 shares of common stock for a total purchase price of $30,067,740 (or $20.00 per share of common stock into which the Series B Convertible Preferred Stock is convertible) (the “Repurchase”).
Upon completion of the Repurchase, no shares of the Company’s Series B Convertible Preferred Stock will be outstanding.
A copy of the Stock Purchase Agreement is filed herewith as Exhibit 10.1. The above description of the Stock Purchase Agreement is qualified in its entirety by reference to Exhibit 10.1, which is incorporated by reference herein. A copy of the press release filed in connection with the Repurchase is also filed herewith as exhibit 99.1.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
On September 8, 2009, in connection with and as a condition to the Repurchase, Orlando Bravo resigned from the Company’s Board of Directors.
Additionally, on September 7, 2009, the Board of Directors elected Hamish N. Brewer to the Board of Directors. Mr. Brewer is the Company’s President and Chief Executive Officer. Mr. Brewer will serve as a Class III director and his term will expire at the Company’s 2011 annual meeting.
Mr. Brewer has served as the Company’s President and Chief Executive Officer since August 2003. Mr. Brewer previously served as President from March 2001 to July 2003, as Senior Vice President, Sales from 2000 to March 2001, as Senior Vice President, Enterprise Systems, from 1999 to 2000, as Senior Vice President, International during 1998 to 1999, as Director of the Company’s Europe, Middle East and African operations from 1996 to 1998, and as a Marketing Representative from 1994 to 1996. Prior to joining JDA, Mr. Brewer served as a Retail Marketing Specialist with IBM from 1986 to 1990 and in various operational positions with a privately-held retail sales organization located in England. Mr. Brewer received a Bachelor of Science and a Bachelor of Commerce degree from the University of Birmingham in England.
On September 8, 2009, the Company also entered into an Amended and Restated Executive Employment Agreement with Mr. Brewer (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Brewer will receive an annual base salary of $500,000 per year, and he is eligible to receive incentive bonus compensation, subject to the terms and conditions contained in the Company’s Executive Bonus Plan discussed in the Company’s proxy statement. The Employment Agreement also states that, subject to the approval of the Board, the

Company may grant Mr. Brewer various forms of equity awards of common stock, from time to time, under the Company’s 2005 Performance Incentive Plan and entitles Mr. Brewer to benefits that are generally available to other senior executives of the Company, including group health, life and disability insurance benefits, and participation in the Company’s 401(k) plan. Mr. Brewer is also entitled to reimbursement for customary business expenses. If Mr. Brewer is terminated without cause, for good reason or for disability, as such terms are defined in the Employment Agreement, he will be entitled to certain severance benefits, including twenty-four months base salary, one year’s target bonus and any unpaid bonus earned in the year of termination.

Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description
10.1	Stock Purchase Agreement dated September 8, 2009 between the Company and Thoma Bravo

99.1	Press Release dated September 9, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDA Software Group, Inc.

Date: September 9, 2009
	By:	/s/ Hamish N. Brewer
Hamish N. Brewer
President and Chief Executive Officer